As filed with the Securities and Exchange Commission on June 18, 2015

No. 333-204033

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TerraForm Power, Inc.
(Exact name of registrant as specified in its charter)

Delaware	4911	46-4780940
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number) 12500 Baltimore Avenue Beltsville, Maryland 20705 (443) 909-7200	(I.R.S. Employer Identification No.)

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Sebastian Deschler, Esq.
Senior Vice President, General Counsel and Secretary
TerraForm Power, Inc.
7550 Wisconsin Avenue, 9th Floor
Bethesda, Maryland 20814
(240) 762-7700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Andrea L. Nicolas Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3000	Kirk A. Davenport II Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)(3)
Class A Common Stock, $0.01 par value per share	$600,000,000	$69,720

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
(2)	Includes the offering price of any additional shares of Class A Common Stock that the underwriters have the option to purchase.
(3)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

The purpose of this Amendment No. 2 to Form S-1 Registration Statement (No. 333-204033) is to file Exhibit 5.1 and to reflect such filing in the Exhibit Index.

PART II

Item 13. Other expenses of issuance and distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions to be paid by us in connection with the sale of the shares of Class A common stock being registered hereby. All amounts are estimates except for the SEC registration fee, the FINRA filing fee and the stock exchange listing fee.

SEC registration fee	$69,720
FINRA filing fee	$90,500
Legal fees and expenses	$300,000
Accounting fees and expenses	$400,000
Printing and engraving expenses	$250,000
Transfer agent and registrar fees and expenses	$3,000
Total	$1,113,220

Item 14. Indemnification of directors and officers

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our amended and restated bylaws provides that we must indemnify our directors and officers to the fullest extent permitted by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

We have entered into indemnification agreements with certain of our executive officers and directors pursuant to which have agreed to indemnify such persons against all expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was an officer or director of our company, and to advance expenses as incurred by or on behalf of such person in connection therewith.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement will provide for indemnification of our directors and officers by the underwriters party thereto against certain liabilities. See “Item 17. Undertakings” for a description of the SEC's position regarding such indemnification provisions.

Item 15. Recent sales of unregistered securities

Except as set forth below, we have not sold any securities which were not registered under the Securities Act within the past three years, except for the shares issued upon our formation to our sole shareholder.

On January 29, 2014 and February 20, 2014, we issued 7,193 shares and 3,749 shares of our Class A common stock, respectively to certain individuals on account of their efforts in identifying potential projects for our portfolio. Following a stock split at the IPO, these holdings now represent 914,679 and 476,732 restricted shares of Class A common stock.

On January 31, 2014 and February 20, 2014, we granted an aggregate of 27,647 shares and 14,118 shares, respectively, of restricted securities to certain of our executives and other employees of SunEdison who provided services to us. These securities converted into a total of 3,586,174 restricted shares of Class A common stock at the IPO. These grants of restricted securities were made in the ordinary course of business and did not involve any cash payments from the recipients. The restricted securities did not involve a “sale” of securities for purposes of Section 2(3) of the Securities Act and were otherwise made in reliance upon Rule 701 under the Securities Act.

On July 23, 2014, we, pursuant to two private placements, sold and issued (i) 1,800,000 shares of our Class A common stock at the price of $25.00 per share to ACMF pursuant to a Common Stock Purchase Agreement, dated as of July 3, 2014, between us and ACMF, and (ii) 800,000 shares of our Class A common stock at our initial public offering price of $25.00 per share to EverStream Opportunities pursuant to the Common Stock Purchase Agreement, dated as of July 3, 2014, between the Company and EverStream Opportunities, for aggregate gross proceeds of $65.0 million.

On July 23, 2014, pursuant to the Mt. Signal Contribution Agreement, dated as of July 23, 2014, by and among us, Terra LLC and Silver Ridge Power, LLC, or “Silver Ridge,” Terra LLC issued 5,840,000 Class B units (and we issued a corresponding number of shares of Class B common stock) and 5,840,000 Class B1 units (and we issued a corresponding number of shares of Class B1 common stock), based on our initial public offering price of $25.00 per share, to Silver Ridge as consideration for the outstanding equity interests in Imperial Valley Solar 1 Holdings II, LLC, which owns the Mt. Signal Project. Silver Ridge distributed the Class B1 shares and Class B1 units to R/C US Solar Investment Partnership, L.P. and the Class B shares and Class B units to our Sponsor.

On November 26, 2014, we, pursuant to a series of subscription agreements substantively similar in substance and form, sold and issued a total of 11,666,667 shares of our Class A common stock in a private placement to certain eligible investors for an aggregate purchase price of $350 million, or $30.00 per share.

Except as otherwise indicated, we issued the securities described above to the respective purchasers in reliance upon the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof. In that regard, we obtained representations from each of the purchasers that it was an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that it had such knowledge and experience in financial or business matters that such purchaser was capable of evaluating the merits and risk of an investment in our securities.

Item 16. Exhibits and Financial Statement Schedules

Exhibits

The exhibit index attached hereto is incorporated herein by reference.

Financial Statement Schedule

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and
(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, TerraForm Power, Inc., a Delaware corporation, has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on June 18, 2015.

TERRAFORM POWER, INC.

By:	/S/ CARLOS DOMENECH ZORNOZA
	Name:	Carlos Domenech Zornoza
	Title:	Chief Executive Officer

* * * * *

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on June 18, 2015.

Signature	Title

/S/ CARLOS DOMENECH ZORNOZA	Chief Executive Officer and Director
Carlos Domenech Zornoza	(principal executive officer)

*	Chief Financial Officer
Alejandro “Alex” Hernandez	(principal financial officer)

*	Director
Ahmad Chatila

*	Director
Brian Wuebbels

*	Director
Francisco “Pancho” Perez-Gundin

*	Director
Steven Tesoriere

*	Director
Martin Truong

*	Director
Mark Lerdal

*	Director
Mark Florian

*	Director
Hanif “Wally” Dahya

* Pursuant to power of Attorney.

/S/ CARLOS DOMENECH ZORNOZA
Carlos Domenech Zornoza

EXHIBIT INDEX

Exhibit Number	Description
1.1(i)	Form of Underwriting Agreement.
3.1(b)	Amended and Restated Certificate of Incorporation of TerraForm Power, Inc.
3.2(b)	Amended and Restated Bylaws of TerraForm Power, Inc.
4.1(a)	Specimen Class A Common Stock Certificate.
4.2(b)	Amended and Restated Operating Agreement of Terra LLC.
4.3(d)	First Amendment, dated as of December 3, 2014, to the Amended and Restated Operating Agreement of Terra LLC.
4.4(g)	Second Amendment, dated as of May 1, 2015, to the Amended and Restated Operating Agreement of Terra LLC.
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
10.1(d)	Management Services Agreement by and between Terra LLC and SunEdison, Inc.
10.2(b)	Project Support Agreement by and between TerraForm Power, Inc. and SunEdison, Inc.
10.3(b)	Repowering Services ROFR Agreement by and between TerraForm Power, Inc., Terra LLC, Terra Operating LLC and SunEdison, Inc.
10.4(e)	Amended and Restated Interest Payment Agreement, dated as of January 28, 2015, by and among Terra LLC, Terra Operating LLC, SunEdison, Inc. and SunEdison Holdings Corporation.
10.5(b)	Exchange Agreement by and among TerraForm Power, Inc., Terra LLC and SunEdison Inc.
10.6(b)	Exchange Agreement by and among TerraForm Power, Inc., Terra LLC and R/C US Solar Investment Partnership, L.P.
10.7(b)	Registration Rights Agreement by and between TerraForm Power, Inc. and SunEdison, Inc.
10.8(b)	Registration Rights Agreement by and between TerraForm Power, Inc. and R/C US Solar Invesmnet Partnership, L.P.
10.9(c)	Registration Rights Agreement, dated November 26, 2014, by and between TerraForm Power, Inc. and the purchasers of the shares party thereto.
10.10(a)	Form of Indemnification Agreement between TerraForm Power, Inc. and its directors and officers.
10.11(a)	Investment Agreement, dated as of March 28, 2014, by and among Terra LLC, Terra Operating LLC and SunEdison, Inc.
10.12†(a)	TerraForm Power, Inc. 2014 Second Amended and Restated Long-Term Incentive Plan.
10.13(a)	Common Stock Purchase Agreement, dated as of July 3, 2014, by and among TerraForm Power, Inc. and Altai Capital Master Fund, Ltd.
10.14(a)	Common Stock Purchase Agreement, dated as of July 3, 2014, by and among TerraForm Power, Inc. and Everstream Opportunities Fund I, LLC.
10.15(b)	Mt. Signal Contribution Agreement by and among TerraForm Power, Inc., Terra LLC and Silver Ridge Power.
10.16(b)	Letter Agreement Regarding the Call Right Assets, between TerraForm Power, Inc. and SunEdison, Inc.
10.17(d)	Purchase and Sale Agreement, dated October 29, 2014, by and between TerraForm CD Holdings Corporation, TerraForm CD Holdings GP, LLC, TerraForm CD Holdings, LLC and the other parties thereto.
10.18(d)	First Amendment, dated as of December 18, 2014, to Purchase and Sale Agreement, dated October 29, 2014, by and between TerraForm CD Holdings Corporation, TerraForm CD Holdings GP, LLC, TerraForm CD Holdings, LLC and the other parties thereto.
10.19(d)	Purchase and Sale Agreement, dated November 17, 2014, by and between Terra LLC, TerraForm Power, Inc., First Wind Holdings, LLC, First Wind Capital, LLC, SunEdison, Inc. and the other parties thereto.
10.20(d)	Intercompany Agreement, dated November 17, 2014, by and between Terra LLC, SunEdison, Inc. and SunEdison Holdings Corporation.
10.21(i)	Membership Interest Purchase Agreement, dated as of March 31, 2015, by and between TerraForm AP Acquisitions Holdings, LLC and Atlantic Power Transmissions, Inc.

Exhibit Number	Description
10.22†(a)	Form of Restricted Stock Unit Award Agreement for employees.
10.23†(a)	Form of Restricted Stock Unit Award Agreement for directors.
10.24(b)	First Amendment to the Purchase and Sale Agreement, dated as January 28, 2015, among SunEdison, Inc. and Terra LLC.
10.25(e)	Indenture, dated as of January 28, 2015, among Terra Operating LLC, the guarantors party thereto and U.S. Bank National Association, as trustee.
10.26(e)	Credit and Guaranty Agreement, dated as of January 28, 2015, among Terra Operating LLC, as borrower, Terra LLC, as a guarantor, certain subsidiaries of Terra Operating LLC, as guarantors, the lenders party thereto from time to time, and Barclays Bank PLC, as administrative agent and collateral agent.
10.27(e)	Registration Rights Agreement, dated as of January 29, 2015, among TerraForm Power, Inc., SunEdison, Inc., the holders of the Registrable Securities party thereto and Wilmington Trust, National Association, as collateral agent.
10.28(g)	Joinder Agreement, dated as of May 1, 2015, by and among JPMorgan Chase Bank, N.A., Santander Bank, N.A., TerraForm Power Operating, LLC, TerraForm Power, LLC, Certain Subsidiaries of TerraForm Power Operating, LLC, Barclays Bank PLC, Bank of America, N.A., Citibank, N.A. and Keybank National Association.
10.29(h)	First Supplemental Indenture, dated as of June 11, 2015, among TerraForm Power Operating, LLC, the guarantors party thereto and U.S. Bank National Association, as trustee.
21.1(i)	List of subsidiaries of TerraForm Power, Inc.
23.1(i)	Consent of KPMG LLP - TerraForm Power, Inc.
23.2(i)	Consent of Ernst & Young LLP - Imperial Valley Solar 1 Holdings II, LLC and Subsidiaries (Mt. Signal)
23.3(i)	Consent of Ernst & Young LLP - First Wind Operating Entities (First Wind)
23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

†	Indicates exhibits that constitute compensatory plans or arrangements.
(a)	Incorporated by reference to our Registration Statement on Form S-1, File No. 333-196345.
(b)	Incorporated by reference to our Current Report on Form 8-K, filed on July 25, 2014.
(c)	Incorporated by reference to our Current Report on Form 8-K, filed on November 26, 2014.
(d)	Incorporated by reference to our Registration Statement on Form S-1, File No. 333-200830.
(e)	Incorporated by reference to our Current Report on Form 8-K, filed on February 3, 2015.
(f)	Incorporated by reference to our Annual Report on Form 10-K, filed on March 13, 2015.
(g)	Incorporated by reference to our Current Report on Form 8-K, filed on May 6, 2015.
(h)	Incorporated by reference to our Current Report on Form 8-K filed on June 12, 2015.
(i)	Incorporated by reference to our Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-204033, filed on June 17, 2015.